Exhibit 99.1

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

June 29, 2012 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ: CTIC and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Registration Document authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period May 1, 2012 through May 31, 2012 except as otherwise expressly noted.

Provisional (unaudited) financial information and EBITDA as of May 31, 2012

The following information concerns the Company’s provisional (unaudited) results for the month ended May 31, 2012.

Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur.

The following table reports the estimated indication of a few relevant items referring to the unaudited statements of operations for the month ended May 31, 2012:

Estimated financial data of the Company for the month ended May 31, 2012

The estimated and unaudited financial data of the Company as of May 31, 2012 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	April 30, 2012	May 31, 2012
Net revenue	$—	$—
Operating income (expense)	$(4,872)	$(6,539)
Profit(Loss) from operations	$(4,872)	$(6,539)

Other income (expenses), net	$(107)	$(524)
Preferred Stock:
-Deemed Dividend	$—	$—
EBITDA	$(4,979)	$(7,063)

Depreciation and amortization	$(173)	$(175)
Amortization of debt discount and issuance costs	$—	$—
Interest expense	$(1)	$(1)

Net profit /(loss) attributable to common shareholders	$(5,153)	$(7,239)

Estimated research and development expenses were $2.3 million for the month of April 2012 and $2.5 million for the month of May 2012.

There were no convertible notes outstanding as of April 30, 2012 and May 31, 2012.

Estimated Net Financial Standing

The following table reports the estimated and unaudited net financial standing of the Company as of April 30, 2012 and May 31, 2012, including the separate indication of the total estimated financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant estimated financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Estimated Net Financial Standing	April 30, 2012	May 31, 2012
Cash and cash equivalents	$20,437	$19,708
Long term obligations, current portion	$(526)	$(490)
Estimated Net Financial Standing, current portion	$19,911	$19,218
Long term obligations, less current portion	$(3,658)	$(3,268)
Net financial standing, less current portion	$(3,658)	$(3,268)
Estimated Net Financial Standing	$16,253	$15,950

The total estimated and unaudited net financial standing of the Company as of May 31, 2012 was approximately $15,950 (in thousands of U.S. dollars).

In May 2012, the Company had no debt that matured and did not issue any new debt instruments. As of today, the Company has no debt outstanding.

Preferred Stock

The following table discloses information about the Company’s outstanding shares of preferred stock as of May 31, 2012 as compared to the same information as of April 30, 2012:

Preferred Stock – May 31, 2012

Description	Principal/Aggregated Stated Value Outstanding as of April 30, 2012 ($)	Number of Preferred Shares Outstanding as of April 30, 2012	Principal/Aggregated Stated Value Outstanding as of May 31, 2012 ($)	Number of Preferred Shares Outstanding as of May 31, 2012
Series 16 Convertible Preferred Stock	—	—	15,000,000	15,000
Totals	—	—	15,000,000	15,000

Regulatory Matters and Products in Development

Pixuvri™ (pixantrone dimaleate)

a) Marketing authorization process in U.S.A.

With respect to the period from May 1, 2012 through May 31, 2012, the Company has no additional information to disclose to the market.

b) Marketing authorization process in Europe

On May 10, 2012, the Company announced that it has received conditional marketing authorization from the European Commission (“EC”) for Pixuvri® (pixantrone) as monotherapy for the treatment of adult patients with multiply relapsed or refractory aggressive non-Hodgkin’s B-cell lymphomas (“NHL”). Pixuvri is the first approved treatment in the European Union (“EU”) in this patient setting. The decision allows the Company to market Pixuvri in the 27 Member States of the EU as well as in Iceland, Liechtenstein and Norway. The Company expects to make Pixuvri immediately available in the EU, initially through a named patient program. The Company plans to market and commercialize Pixuvri with its own sales force in the EU starting in the second half of 2012. The European Medicines Agency’s Committee for Medicinal Products for Human Use has accepted PIX306, the Company’s ongoing randomized controlled phase 3 clinical trial, which compares Pixuvri-rituximab to gemcitabine-rituximab in patients who have relapsed after one to three prior regimens for aggressive B-cell NHL and who are not eligible for autologous stem cell transplant (“ASCT”). As a condition of approval, the Company has agreed to have available the PIX306 clinical trial results by June 2015.

Pacritinib

On April 19, 2012, the Company and S*BIO Pte Ltd. (“S*BIO”) announced that the companies had entered into an asset purchase agreement pursuant to which the Company will acquire world-wide rights to S*BIO’s pacritinib, a highly selective JAK2 (Janus Associated Kinase 2) inhibitor. Pacritinib is an oral highly selective JAK2 inhibitor for which phase 1 and phase 2 clinical trials have been completed as treatment for patients with primary or secondary myelofibrosis (“MF”) and relapsed lymphoma.

Pacritinib has orphan drug designation in the U.S. and Europe for MF. Pursuant to the terms of the agreement, the Company made an upfront payment of $15 million (of which $2 million was paid as a deposit at signing) and issued 15,000 shares of Series 16 preferred stock convertible into 12,605,042 shares of Common Stock. The agreement also includes up to $132.5 million of regulatory success- and sales-based milestone payments, as well as single digit royalties on net sales. On June 4, 2012, the Company announced that it has completed its acquisition of world-wide rights to pacritinib from S*BIO. The Company will be solely responsible for development and commercialization activities of pacritinib worldwide. For further information about the reasons, modalities, terms and conditions of the transaction, as well as about the main economic effects on the Company, please refer to the press release issued by the Company on April 19, 2012 and the Company’s Current Reports on Form 8-K filed with the SEC on April 24, 2012 and June 5, 2012.

Tosedostat

On June 18, 2012, the Company announced that the University of Washington has begun enrolling patients in a randomized phase II study testing the combination of tosedostat with either cytarabine or decitabine for elderly patients with newly-diagnosed acute myeloid leukemia (“AML”) or high-risk myelodysplastic syndrome.

Exchange Listing Matters

With respect to the period from May 1, 2012 through May 31, 2012, the Company has no additional information to disclose to the market. On June 29, 2012, the Company received a notice from The NASDAQ Stock Market (“NASDAQ”) that for 30 consecutive business days the closing bid price of the Company’s common stock, no par value per share (the “Common Stock”) was below the minimum $1.00 per share requirement for continued listing of the Common Stock on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). This notice has no immediate effect on the listing of or the ability to trade the Common Stock on The NASDAQ Capital Market or the Italian MTA. NASDAQ Listing Rule 5810(c)(3)(A) provides the Company with a grace period of 180 calendar days, or until December 26, 2012, to regain compliance. The Company will achieve compliance if the bid price of the Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days before December 26, 2012. The Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market. If the Company meets the initial listing criteria, it may be granted an additional 180 calendar day compliance period.

Update on Outstanding Shares of Common Stock

The number of shares outstanding of the Common Stock issued and outstanding as of April 30, 2012 and May 31, 2012 was 227,714,345 and 247,712,286, respectively.

During the month of May 2012, the following transactions contributed to the change in the number of shares of the Company’s outstanding Common Stock:

•	issuance of 20,000,000 shares of Common Stock relating to the conversion of Series 15 Preferred Stock; and

•	cancellation of 2,059 shares of Common Stock under the Company’s 2007 Equity Incentive Plan, as amended and restated.

The Company is not aware of any agreement for the resale of its shares of Common Stock on the MTA nor of the modalities by means of which shares of Common Stock were or will be resold.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $19.7 million in cash and cash equivalents as of May 31, 2012.

Series 15 Preferred Stock and Warrants

On May 29, 2012, the Company announced that it had entered into an agreement to sell, subject to customary closing conditions, $40 million of shares of its Series 15 Convertible Preferred Stock and warrants to purchase shares of Common Stock (and the shares of Common Stock issuable from time to time upon conversion of the Series 15 Convertible Preferred Stock and exercise or exchange of the warrants) in a registered offering to an institutional accredited investor (the “Initial Purchaser”) in two $20 million tranches (the “Offering”).

On May 29, 2012, the Company issued 20,000 shares of Series 15 Convertible Preferred Stock (the “Series 15-1 Preferred Stock”) (convertible into an aggregate of 20,000,000 shares of Common Stock issuable from time to time upon conversion at a conversion price of $1.00 per share) and warrants to purchase up to an aggregate of 13,333,332 shares of Common Stock with an exercise price per share of $1.092 (the “Initial Closing”). As of May 30, 2012, 20,000 shares of Series 15-1 Preferred Stock have been converted and the Initial Purchaser has received 20,000,000 shares of Common Stock issuable upon conversion.

Subject to certain terms and conditions, the Initial Purchaser has also agreed to purchase and the Company has agreed to sell a second tranche of 20,000 shares of Series 15 Convertible Preferred Stock (the “Series 15-2 Preferred Stock,” and together with the Series 15-1 Preferred Stock, the “Series 15 Preferred Stock”), and warrants to purchase shares of common stock on the 60th day after the Initial Closing for gross proceeds of $20 million (the “Second Closing”). The exercise price of the warrants issued in the Second Closing will equal a 20% premium to the closing bid price of the Common Stock on The NASDAQ Capital Market calculated one trading day prior to the date of the Second Closing. The conversion price of the Series 15-2 Preferred Stock will equal the closing bid price of the Common Stock on The NASDAQ Capital Market calculated one trading day prior to the date of the Second Closing, plus $0.08375.

In the event that on the date of the Second Closing, the Initial Purchaser is unable to purchase the entire $20 million because it would cause the Initial Purchaser to own more than 9.9% of the Common Stock (excluding other shares of Common Stock beneficially owned by the Initial Purchaser) or due to the Company’s restrictions on issuance, the Initial Purchaser has agreed to fund a minimum of $10 million and in any event the maximum amount of the $20 million the Initial Purchaser can fund under these restrictions. The Company will be subject to restrictions on the sale of securities through 60 days after the date of the Second Closing, subject to certain exceptions. If the Initial Purchaser is unable to fund the entire remaining unfunded balance of the $20 million within 30 days from the Second Closing, the Company will not be subject to any restriction on the issuance of additional securities upon the expiration of such 30 day period. The Company may terminate the agreement if required to maintain its compliance with NASDAQ requirements. The total number of securities issued in the Offering may be limited to 19.99% of the shares of Common Stock outstanding on the date prior to the execution and delivery of the Purchase Agreement under certain circumstances and is subject to other issuance limitations.

After deducting placement agent fees and estimated offering expenses, and excluding the proceeds, if any, from the exercise (if exercised in cash) of the Warrants issued in the Offering, the Company received approximately $18.6 million in net proceeds on the Initial Closing and the Company expects to receive approximately $18.9 million in net proceeds on the Second Closing if completed in full. For further information about the transaction information please refer to the Company’s press release issued May 29, 2012 and the Company’s current report on Form 8-K filed on May 31, 2012.

Re-Alignment of Resources and Portfolio Priorities Results in Reduction of Operating Burn Rate

On June 20, 2012, the Company announced that it is re-aligning its resources and re-prioritizing its product development pipeline to focus on the launch of Pixuvri in the EU and accelerate the advancement of pacritinib, the Company’s recently-acquired, highly-selective JAK 2 inhibitor, into phase III clinical trials. As a result, the Company expects that its operating burn rate will be reduced from an average of $6.5 million per month to an average of $4.5 million per month.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of Pixuvri include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with Pixuvri in particular, including, without limitation, the potential failure of Pixuvri to prove safe and effective for the treatment of relapsed or refractory aggressive NHL, relapsed/refractory diffuse large B-cell lymphoma and/or other tumors as determined by the U.S. Food and Drug Administration (the “FDA”) and/or the EMA; that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled; that the FDA may request additional clinical trials; the Company’s conditional marketing authorization may not be renewed; that Pixuvri may not be immediately available to patients in the EU; the Company may not launch, market and commercialize Pixuvri as planned in EU; that the Company may not be able to complete the PIX306 clinical trial of Pixuvri-rituximab versus gemcitabine-rituximab in patients with aggressive B-cell NHL, who failed front-line CHOP-R and who are not eligible for ASCT (2nd line) or failed ASCT (3rd or 4th line) by June 2015 or at all as required by the EMA or have the results of such trial available by June 2015 or at all; that the conditional marketing authorization for Pixuvri may not be renewed; that the Company may not be able complete a post-marketing study aimed at confirming the clinical benefit observed in the PIX 301 trial; that the Company may not be able to address satisfactorily the two key matters raised by the FDA’s Office of New Drugs (the “OND”) or other matters raised by the FDA the OND, and/or the FDA’s Division of Oncology Drug Products (the “DOD1”); that the Company’s interpretation of the guidance provided by the FDA, the OND and/or the DOD1 may be different than the intent of the FDA, OND and/or the DOD1; that the FDA, OND and/or the DOD1 may change its guidance; that the PIX301 study may not be deemed successful; that upon a re-review or resubmission of the Company’s new drug application for Pixuvri (the “NDA”), that the FDA may find Pixuvri to not be safe and/or effective; that the PIX301 study may still be deemed to be a failed study; that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of Pixuvri; that the Company may not be able to provide satisfactory information in response to the FDA’s Complete Response Letter; that the Company cannot guarantee that the NDA will be resubmitted in the second half of 2012; that the FDA may not accept the NDA if resubmitted; that the FDA may not allow the to-be-resubmitted NDA to be reviewed at a future Oncologic Drugs Advisory Committee meeting; that the Company may not obtain approval of the to-be-resubmitted NDA from the FDA in 2012; the potential failure of pacritinib to prove safe and effective for the treatment of patients with primary MF or MF secondary to other MPNs as determined by FDA and/or the EMA; that pacritinib may not satisfy a medical need not currently addressed with existing non-selective JAK1/JAK2 inhibitors; that the phase III study of pacritinib may not occur as planned; that the projected benefits of the acquisition of pacritinib may not materialize as expected; that the Company may not be able to successfully implement its plans, strategies and objectives related to the acquisition and development of pacritinib; that tosedostat (including in combination with either cytarabine or decitabine) may not prove safe and effective for the treatment of elderly patients with newly-diagnosed AML or high-risk myelodysplastic syndrome as determined by the FDA and/or the EMA; that the Company may not be able to regain compliance with the NASDAQ minimum closing bid price requirement between now and December 26, 2012; the risk that in the event the Company is unable to comply with the minimum bid price prior to December 26, 2012 that the Company may not be able to take other actions to regain compliance with the NASDAQ minimum closing bid price requirement; that the Company may not meet the initial listing criteria required to receive an additional 180 calendar day compliance period; NASDAQ may not grant the Company an additional grace period; the Company’s ability to maintain compliance with other NASDAQ listing requirements; that the timing of the Second Closing may change; that the Company may not be able to consummate all or any of the Second Closing; that the Initial Purchaser may exceed the 9.9% ownership threshold at the Second Closing; that the Company’s re-alignment of its resources and re-prioritization of its product pipeline may not result in reducing the Company’s operating expenses from an average of $6.5 million per month to an average of $4.5 million per month or at all; the risk that the Company may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, and costs of developing, producing and selling Pixuvri. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, and that the information presented herein with respect to the Company’s convertible notes and non-convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and non-convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

F: 206.272.4434

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors